Exhibit 99.1

Cerus Corporation Announces Third Quarter Results

    CONCORD, Calif.--(BUSINESS WIRE)--Oct. 30, 2003--Cerus Corporation (Nasdaq:CERS) today announced results for the third quarter ended September 30, 2003.
    The net loss for the third quarter of 2003 was $14.2 million, or $0.64 per share, compared to a net loss of $16.6 million, or $1.05 per share, for the third quarter of 2002. The decrease in the net loss for the quarter was due primarily to increased funding received under cooperative agreements with the U.S. Armed Forces and reduced operating expenses.
    Total revenue from government grants, development agreements and product sales was $2.9 million for the third quarter of 2003, compared to $0.7 million for the third quarter of 2002. For the nine-month period, total revenue was $6.1 million for 2003, which included $5.3 million of funding from the U.S. Armed Forces, compared to $6.9 million for 2002, which included a $5.0 million milestone payment from Baxter.
    At September 30, 2003, the company had cash, cash equivalents and short-term investments of $123.1 million.
    Loan principal and accrued interest totaling $54.4 million under a credit facility with Baxter Capital Corporation, a financial subsidiary of Baxter International Inc., has been reclassified to a current liability on the balance sheet, due to a dispute concerning the timing of repayment. Details of the loan dispute were announced by Cerus on October 15, 2003 in a press release and current report on Form 8-K.
    In addition to financial results, Cerus also announced that the company has been informed by Baxter that it has been notified by the regulatory body in France that the review of the INTERCEPT platelet marketing application is complete and the agency has granted authorization for the preparation, distribution and therapeutic use of the product. Commercial availability of the product is subject to publication of a decree in the Official Journal to register INTERCEPT Platelets and define their specifications, according to standard procedure.
    Cerus and subsidiaries of Baxter International Inc. are collaborating on development of the INTERCEPT Blood System to enhance the safety of blood transfusions. The INTERCEPT Blood System for platelets is being commercialized in Europe. The product is not yet approved in the United States. In addition to the INTERCEPT Blood System, Cerus also is developing therapeutic and vaccine applications of its Helinx technology. The company's Epstein-Barr virus vaccine is designed to protect organ transplant patients against this virus, which can potentially cause malignant lymphoma. The company also is developing an allogeneic cellular immune therapeutic (ACIT) designed to improve the outcome of stem cell transplantation.

    QUARTERLY CONFERENCE CALL

    The company has scheduled its quarterly conference call for 4:30 p.m. EST today. Interested parties can access a live Internet broadcast at http://www.firstcallevents.com/service/ajwz391781680gf12.html. For those unable to listen to the live broadcast, the call will be archived at www.cerus.com.

    ABOUT CERUS

    Cerus Corporation is developing medical systems and therapeutics to provide safer and more effective options to patients. The company is developing products based on its proprietary Helinx(R) technology for controlling biological replication. Cerus' most advanced programs are focused on systems to enhance the safety of the world's blood supply. The INTERCEPT Blood System, which is being developed in collaboration with subsidiaries of Baxter International Inc., is based on the company's Helinx technology. The INTERCEPT Blood System is designed to inactivate viruses, bacteria, other pathogens and white blood cells. The Concord, California-based company also is pursuing therapeutic applications of Helinx technology to treat and prevent serious diseases.

    Helinx is a trademark of Cerus Corporation.
    INTERCEPT and INTERCEPT Blood are trademarks of Baxter
International Inc.

    Statements in this news release regarding potential efficacy of products, clinical trials, regulatory filings, product development and commercial potential, possible outcomes of the loan dispute, and the company's relationship with Baxter Healthcare are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions, long term growth opportunity of Cerus, legal proceedings, actions by Baxter and other factors discussed in the company's most recent filings with the Securities and Exchange Commission.



                           CERUS CORPORATION
               SELECTED UNAUDITED FINANCIAL INFORMATION


Condensed Statements of Operations
(in thousands, except per share information)

                                Three Months Ended   Nine Months Ended
                                  September 30,       September  30,
                                 2003       2002     2003       2002
                               --------- --------- --------- ---------

Revenue                          $2,868      $730    $6,140    $6,882

Operating expenses:
  Research and development       13,400    14,881    42,847    41,286
  General and administrative      2,587     2,925     8,105     8,751
                               --------- --------- --------- ---------
    Total operating expenses     15,987    17,806    50,952    50,037
                               --------- --------- --------- ---------
      Loss from operations      (13,119)  (17,076)  (44,812)  (43,155)
Interest income (expense),
 net                             (1,089)      485    (3,327)    1,733
                               --------- --------- --------- ---------
      Net loss                 ($14,208) ($16,591) ($48,139) ($41,422)
                               ========= ========= ========= =========

Net loss per share - basic
 and diluted                     ($0.64)   ($1.05)   ($2.61)   ($2.62)
                               ========= ========= ========= =========
Shares used in computing
 net loss per share - basic
 and diluted                     22,031    15,874    18,459    15,802
                               ========= ========= ========= =========




Condensed Balance Sheets                 September 30,    December 31,
(in thousands)                               2003             2002
                                         -------------    ------------

Cash, cash equivalents and short-term
 investments                               $123,125         $64,318
Accounts receivable from related parties         25              46
Accounts receivable and other current
 assets                                       4,680           2,884
Furniture and equipment, net                  3,388           5,547
Other assets                                    151             152
                                         -------------    ------------

     Total assets                          $131,369         $72,947
                                         =============    ============


Accounts payable to a related party          $6,180          $8,538
Current loan and interest payable
 to a related party                          54,417              --
Other current liabilities                     8,078           8,224
Capital lease obligation, less
 current portion                                 --              16
Stockholders' equity                         62,694          56,169
                                         -------------    ------------

     Total liabilities and
      stockholders' equity                 $131,369         $72,947
                                         =============    ============

    CONTACT: Cerus Corporation
             Sylvia Wheeler, 925-288-6061